EXHIBIT 21.1

Subsidiaries of Registrant

Alta Equipment Holdings, Inc. (MI)

Alta Enterprises, LLC (MI)

Alta Industrial Equipment Michigan, LLC

Alta Industrial Equipment Company, L.L.C

NITCO, LLC

Peaklogix, LLC

Alta Industrial Equipment New York,LLC

Alta Material Handling New York State, LLC

Alta Equipment Canada Holdings, Inc.

Alta Canada Holdings Inc.

Yale Industrial Trucks, Inc.

Alta Heavy Equipment Services, LLC

Alta Construction Equipment New York, LLC

Alta Construction Equipment Ohio, LLC

Alta Construction Equipment Illinois, LLC

Alta Construction Equipment Florida, LLC

Alta Construction Equipment New England, LLC

Alta Mine Services, LLC

Alta Construction Equipment, L.L.C

Alta Kubota Michigan, LLC

Ginop Sales, Inc.

Alta Electric Vehicles, LLC

Alta Electric Vehicles North East, LLC

Alta Electric Vehicles South West, LLC

Alta Equipment Distribution, LLC

Ecoverse, LLC